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                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                            David A. Bowers
5430 LBJ Freeway, Suite 1700                        President & CEO
Dallas, Texas 75240                                 Tel. 864-286-1122

                    COMPX REPORTS FOURTH QUARTER 2005 RESULTS

Dallas, TEXAS ... March 16, 2006 ... CompX International Inc. (NYSE: CIX) announced today sales of $46.7 million for the fourth quarter of 2005 compared to $46.6 million in the same period of 2004. Operating income was $5.5 million in the fourth quarter of 2005 compared to $3.0 million in the same period of 2004. Net sales for the year ended December 31, 2005 increased to $186.3 million compared to $182.6 million in the previous year. Operating income was $19.1 million for the year ended December 31, 2005 compared to $15.4 million for the comparable period of 2004. For the year, net sales comparisons were positively impacted by sales volume associated with the acquisition of a small components business in August 2005, the positive effect of fluctuations in currency exchange rates (which increased sales by $1.5 million in the year-to-date period) and increases in selling prices for certain products across all segments to recover volatile raw material prices. These positive effects were partially offset by sales volume decreases in certain products resulting from Asian competition. Operating income comparisons were primarily impacted by the favorable impact of continued reductions in manufacturing, fixed overhead and other overhead costs, partially offset by a negative impact from currency exchange rates (which decreased operating income by $2.3 million in 2005) and higher raw material costs.

Income from continuing operations improved to $2.4 million, or $0.16 per diluted share, in the fourth quarter of 2005, up from $1.4 million, or $0.09 per diluted share, in the same period in 2004. Income from continuing operations for the year ended December 31, 2005 was $900,000, or $0.06 per diluted share, compared to $9.5 million, or $0.63 per diluted share in 2004. The full year 2005 amount was negatively impacted by a change in the Company's expectation relating to the repatriation of non-U.S. earnings that resulted in the Company incurring a one-time non-cash income tax charge during the third quarter of 2005 of approximately $9.0 million ($0.59 per diluted share).

"In 2005 we continued to make progress in improving our margins through increased volumes on more profitable products and a focus on continuing efforts that emphasize cost control and production efficiency," commented David A. Bowers, President & CEO. "Additionally, we made progress with new opportunities for growth and diversification with the completion of one relatively small acquisition in August. Our strong liquidity and financial position will allow us to continue to explore additional growth opportunities."

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems. It operates from eight locations in the U.S., Canada and Taiwan and employs more than 1,200 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

                            COMPX INTERNATIONAL INC.
                       SUMMARY OF CONSOLIDATED OPERATIONS
                    (In millions, except per share amounts)


                                                Three months ended                   Year ended
                                                   December 31,                     December 31,
                                                ---------------------            -------------------
                                                2004             2005            2004           2005
                                                ----             ----            ----           ----

                                                      (Unaudited)


Net sales                                     $  46.6          $  46.7        $  182.6      $   186.3

Cost of goods sold                               36.4             34.7           142.8          142.5
                                              -------          -------        --------      ---------

Gross profit                                     10.2             12.0            39.8           43.8

Selling, general and administrative               6.7              6.2            24.1           24.2

Other operating expense, net                      0.5              0.3             0.3            0.5
                                              -------          -------        --------      ---------

Operating income                                  3.0              5.5            15.4           19.1

Interest expense                                 (0. 1)           (0.1)           (0.5)          (0.3)

Other income (expense)                            1.2              0.1             2.4            0.7
                                              -------          -------        --------      ---------

Income from continuing operations

     before income taxes                          4.1              5.5            17.3           19.5

Income tax expense                                2.7              3.1             7.8           18.6
                                              -------          -------        --------      ---------

Income from continuing operations                 1.4              2.4             9.5            0.9

Discontinued operations, net of tax             (13.1)             -             (12.5)          (0.5)
                                              -------          -------        --------      ---------

Net income (loss)                             $ (11.7)         $   2.4        $   (3.0)       $   0.4
                                              =======          =======        ========      =========


Net income (loss) per diluted common share:
     Continuing operations                    $  0.09          $  0.16        $    0.63       $  0.06
     Discontinued operations                    (0.86)            -               (0.83)        (0.03)
                                              -------          -------        --------      ---------

                                              $ (0.77)         $  0.16        $   (0.20)      $  0.03
                                              =======          =======        ========      =========

Weighted average diluted common
  shares outstanding                             15.1             15.2            15. 2          15.2
                                              =======          =======        ========      =========




                            COMPX INTERNATIONAL INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In millions)


                                                            December 31,        December 31,
                                                                2004                2005
                                                            ------------        -------------
                        Assets

Current assets:

   Cash and equivalents                                     $      16.8          $      30.6

   Accounts receivable, net                                        19.2                 20.6

   Inventories                                                     20.8                 22.5

   Prepaid expenses and other                                       3.5                  4.5

   Note receivable                                                  -                    2.6

   Assets held for sale                                            18.0                  -
                                                            -----------          -----------

       Total current assets                                        78.3                 80.8

Intangibles                                                        30.7                 38.0

Net property and equipment                                         66.1                 68.0

Assets held for sale                                               11.0                  -

Other assets                                                        0.2                  1.8
                                                            -----------          -----------

         Total assets                                       $     186.3          $     188.6
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      18.3          $      19.2

   Income taxes                                                     2.7                  1.1

   Liabilities related to assets held for sale                      5.0                  -
                                                            -----------          -----------

       Total current liabilities                                   26.0                 20.3

Long-term debt                                                      0.1                  1.5

Deferred income taxes                                               4.9                 16.7

Stockholders' equity                                              155.3                150.1
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     186.3          $     188.6
                                                            ===========          ===========